Exhibit 99.1

Contact:

Relland Winand, Chief Financial Officer

Innovative Solutions & Support, Inc.

610-646-0350

Innovative Solutions & Support, Inc. Announces Fourth Quarter and Fiscal 2017 Financial Results

EXTON, Pa.—December 13, 2017—Innovative Solutions & Support, Inc. (NASDAQ: ISSC) today announced its financial results for the fourth quarter and full fiscal year ended September 30, 2017.

Revenues for fiscal 2017 were $16.8 million compared to $28.0 million in fiscal 2016.  The Company reported net income of $4.6 million or $0.27 per share for fiscal 2017, compared to $2.0 million or $0.12 per share in fiscal 2016.  Net income in 2017 includes $4.9 million of other income, comprised primarily of $4.1 million from the settlement of the Delta Airline, Inc. (“Delta”) lawsuit and from the sale of Pennsylvania State R&D tax credits.

Geoffrey Hedrick, Chairman and Chief Executive Officer of Innovative Solutions & Support, Inc. said, “While our fiscal 2017 operating performance was disappointing, we reported an increase in profits compared to fiscal 2016, and strong cash flow, as we ended the year with a $5.9 million increase in our cash position. We continue to be optimistic about our newest product, the PC-12 Autothrottle, which, in June, received the FAA’s first-ever Supplemental Type Certificate (STC) for a Turboprop Autothrottle, (Patent Pending Design) and in the process, created what we believe will be a large, completely new market opportunity.  We have continued to expand our opportunity in this emerging market through a partnership that will next extend our proprietary Autothrottle technology to the King Air C90, 200 and 350 platforms. Aviation International News called the Autothrottle ‘a significant safety advancement [and]… the next best thing to a FADEC because it slashes pilot workload from takeoff to short final.’ In addition, our global distribution network was greatly enhanced through our agreement with Lufthansa Technik, which will now distribute and install our flat panel display systems worldwide and most recently, the addition of the Triumph Group.  In 2017, we do not believe the top line reflected the exciting potential of our significantly enhanced product portfolio and growing global presence.  However, we are confident that our strategy to invest in internally developed new technology and products will ultimately deliver superior returns and create value for our shareholders.”

At September 30, 2017, the Company had $24.7 million of cash on hand.  Cash increased by $5.9 million over the prior twelve months.

During fiscal 2017, the Company booked new orders of $15.7 million and backlog, as of September 30, 2017, was $3.0 million. Backlog excludes potential future sole-source production orders from products developed under the Company’s Pilatus PC-24 and Boeing KC-46A engineering development contracts, both of which the Company expects to remain in production for more than a decade. The Company expects that these contracts will add to its production sales already in backlog.

For the fourth quarter of fiscal 2017, the Company reported revenues of $4.2 million compared to $6.2 million for the fourth quarter of fiscal 2016. The Company reported a fourth quarter fiscal 2017 net loss of $(186,000), or $(0.01) per share, compared to fourth quarter fiscal 2016 net income of $397,000, or $0.02 per share.

Shahram Askarpour, President of IS&S, said, “This has been a year of significant organizational transformation, having essentially completed our transition to a strategy whereby we will internally develop 100% of all new products.  This is yielding exciting results, with the most recent being our innovative new Authothrottle.  With the Pilatus PC-12 Autothrottle STC secured, we are now working on the King Air Autothrottle, which, when certified, will add approximately 5,000 aircraft to the thousands of Pilatus aircraft already in the target market for our Autothrottle product.  Our goal in fiscal 2018 is to focus on the sales effort of our newly developed products by leveraging our reputation for best in class price for performance and expand our global distribution network to generate attractive growth and returns for our shareholders.”

Conference Call

The Company will be hosting a conference call on Thursday, December 14, 2017 at 10:00 a.m. ET to discuss these results and its business outlook. Please use the following dial in number to register your name and company affiliation for the conference call: 877-883-0383 and enter the PIN Number 7993264. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEM’s) and retrofit applications. The company supplies integrated Flight Management Systems (FMS) and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

(unaudited)

	September 30,	September 30,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$24,680,301	$18,767,661
Accounts receivable	2,748,597	4,511,091
Unbilled receivables, net	1,480,822	1,597,672
Inventories	4,179,654	3,645,828
Prepaid expenses and other current assets	1,092,064	847,207

Total current assets	34,181,438	29,369,459

Property and equipment, net	6,669,011	6,962,562
Other assets	187,315	156,948

Total assets	$41,037,764	$36,488,969

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,321,251	$1,503,771
Accrued expenses	1,760,037	1,889,908
Deferred revenue	280,354	179,585

Total current liabilities	3,361,642	3,573,264

Non-current deferred income taxes	67,742	67,701

Total liabilities	3,429,384	3,640,965

Commitments and contingencies	—	—

Shareholders’ equity

Preferred stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at September 30, 2017 and 2016	—	—

Common stock, $.001 par value: 75,000,000 shares authorized, 18,879,580 and 18,812,465 issued at September 30, 2017 and 2016, respectively	18,880	18,813

Additional paid-in capital	51,583,841	51,392,159
Retained earnings	7,374,196	2,805,569
Treasury stock, at cost, 2,096,451 shares at September 30, 2017 and at September 30, 2016	(21,368,537)	(21,368,537)

Total shareholders’ equity	37,608,380	32,848,004

Total liabilities and shareholders’ equity	$41,037,764	$36,488,969

Innovative Solutions and Support, Inc.

Consolidated Statements of Operations

(unaudited)

	Three months ended		Twelve months ended
	September 30,		September 30,
	2017	2016	2017	2016

Sales	$4,225,484	$6,220,551	$16,786,674	$27,969,703

Cost of sales	2,373,726	2,835,905	8,668,348	11,482,323

Gross profit	1,851,758	3,384,646	8,118,326	16,487,380

Operating expenses:
Research and development	1,065,476	1,198,954	4,456,657	4,873,328
Selling, general and administrative	1,713,282	1,639,232	3,739,234	9,170,865
Total operating expenses	2,778,758	2,838,186	8,195,891	14,044,193

Operating (loss) income	(927,000)	546,460	(77,565)	2,443,187

Interest income	8,383	9,047	35,888	33,504
Other income	683,272	6,950	4,858,224	78,440

(Loss) income before income taxes	(235,345)	562,457	4,816,547	2,555,131

Income tax (benefit) expense	(49,300)	165,328	247,920	568,330

Net (loss) income	$(186,045)	$397,129	$4,568,627	$1,986,801

Net (loss) income per common share:
Basic	$(0.01)	$0.02	$0.27	$0.12
Diluted	$(0.01)	$0.02	$0.27	$0.12

Weighted average shares outstanding:
Basic	16,763,245	16,931,156	16,742,461	16,927,055
Diluted	16,763,245	17,075,535	16,855,644	17,039,296